EX-99.B(13)(dd)

THIRTEENTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

THIS THIRTEENTH AMENDMENT (this “Amendment”) to the Securities Lending Agency Agreement is dated as of March 26, 2018, by and between the series listed on Schedule 1 to the Agreement of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together, the “Funds”), and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Securities Lending Agency Agreement dated as of August 24, 2011 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement to reflect the merger of BNP Paribas Prime Brokerage, Inc. into BNP Paribas Securities Corp.;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.                                    Amendments to the Agreement

1.              The Agreement is hereby amended by deleting Schedule 2 in its entirety, and substituting therefor Schedule 2 attached hereto.

B.                                    Miscellaneous

1.              Other than as amended hereby, the Agreement remains unchanged and in full force and effect. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended to date and hereby.

2.              This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.              This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1		BROWN BROTHERS HARRIMAN & CO.

By:	/s/John F. Kernan	By:	/s/Thomas Poppey
Name: John F. Kernan		Name: Thomas Poppey
Title: Vice President & Treasurer		Title: Senior Vice President

SCHEDULE 2

Approved U.S. Borrowers

Bank of Nova Scotia (Houston Branch)

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas, New York Branch

BNP Paribas Securities Corp.

BofAML Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

National Financial Services LLC

Nomura Securities International Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

UBS Securities LLC

Approved Non-U.S. Borrowers

Bank of Nova Scotia (London Branch)

Barclays Bank plc

Barclays Capital Securities Limited

BNP Paribas Arbitrage

BNP Paribas Prime Brokerage International, Limited

Citigroup Global Markets Limited

Credit Suisse AG (Dublin Branch)

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG

Goldman Sachs International

HSBC Bank plc

J.P. Morgan Securities plc

Merrill Lynch International

Morgan Stanley & Co International Plc

Nomura International plc

Skandinaviska Enskilda Banken AB (publ)

Societe Generale

UBS AG London Branch

With respect to any Approved Borrower organized in Canada, the Fund authorizes BBH&Co. to take such action as BBH&Co. deems necessary to perfect the security interest in Collateral, including filing of financing statements.